UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 13G

(Rule 13d-102)

Information to Be Included in Statements Filed Pursuant to § 240.13d-1 (b), (c) and (d) and Amendments Thereto Filed Pursuant to § 240.13d-2

Under the Securities Exchange Act of 1934

(Amendment No. 3)*

UCLOUDLINK GROUP INC.

(Name of Issuer)

Ordinary Shares, par value of $0.00005 per share

(Title of Class of Securities)

90354D 104 **

(CUSIP Number)

December 31, 2023

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

**	CUSIP number 90354D 104 has been assigned to the American depositary shares (“ADSs”) of the issuer, which are quoted on The Nasdaq Stock Market under the symbol “UCL.” Each ADS represents ten Class A ordinary shares of the issuer. CUSIP number G9430A 101 has been assigned to the Class A ordinary shares of the Issuer.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1	Name of Reporting Person
MediaPlay Limited
2	Check the Appropriate Box if a Member of a Group
(a) ☐
(b) ☒
3	SEC Use Only

4	Citizenship or Place of Organization
British Virgin Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power
61,346,560
	6	Shared Voting Power
0
	7	Sole Dispositive Power
61,346,560
	8	Shared Dispositive Power
0

9	Aggregate Amount Beneficially Owned by Each Reporting Person
61,346,560
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares
☐
11	Percent of Class Represented by Amount in Row 9
16.4%. *The voting power of the shares beneficially owned represent 44.2% of the total outstanding voting power.
12	Type of Reporting Person CO

*	The percentage of class of securities beneficially owned by the Reporting Person is based on a total of 374,485,700 outstanding ordinary shares (being the sum of 252,412,720 Class A ordinary shares and 122,072,980 Class B ordinary shares) of the Issuer outstanding as a single class as of December 31, 2023, assuming conversion of all Class B ordinary shares into Class A ordinary shares. The percentage of voting power is calculated by dividing the voting power beneficially owned by the Reporting Person by the voting power of all of the Issuer’s outstanding Class A ordinary shares and Class B ordinary shares as a single class as of December 31, 2023. Class B ordinary shares are convertible at any time by the holder thereof into Class A ordinary shares on a one-for-one basis, whereas Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Each holder of Class A ordinary shares is entitled to one vote per share and each holder of Class B ordinary shares is entitled to 15 votes per share on all matters submitted to them for a vote.

1	Name of Reporting Person
Brilliant Topaz Holding Limited
2	Check the Appropriate Box if a Member of a Group
(a) ☐
(b) ☒
3	SEC Use Only

4	Citizenship or Place of Organization
British Virgin Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power
61,346,560
	6	Shared Voting Power
0
	7	Sole Dispositive Power
61,346,560
	8	Shared Dispositive Power
0

9	Aggregate Amount Beneficially Owned by Each Reporting Person
61,346,560
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares
☐
11	Percent of Class Represented by Amount in Row 9
16.4%. *The voting power of the shares beneficially owned represent 44.2% of the total outstanding voting power.
12	Type of Reporting Person CO

*	The percentage of class of securities beneficially owned by the Reporting Person is based on a total of 374,485,700 outstanding ordinary shares (being the sum of 252,412,720 Class A ordinary shares and 122,072,980 Class B ordinary shares) of the Issuer outstanding as a single class as of December 31, 2023, assuming conversion of all Class B ordinary shares into Class A ordinary shares. The percentage of voting power is calculated by dividing the voting power beneficially owned by the Reporting Person by the voting power of all of the Issuer’s outstanding Class A ordinary shares and Class B ordinary shares as a single class as of December 31, 2023. Class B ordinary shares are convertible at any time by the holder thereof into Class A ordinary shares on a one-for-one basis, whereas Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Each holder of Class A ordinary shares is entitled to one vote per share and each holder of Class B ordinary shares is entitled to 15 votes per share on all matters submitted to them for a vote.

1	Name of Reporting Person
Chen Family Evergreen Trust
2	Check the Appropriate Box if a Member of a Group
(a) ☐
(b) ☒
3	SEC Use Only

4	Citizenship or Place of Organization
Guernsey

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power
61,346,560
	6	Shared Voting Power
0
	7	Sole Dispositive Power
61,346,560
	8	Shared Dispositive Power
0

9	Aggregate Amount Beneficially Owned by Each Reporting Person
61,346,560
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares
☐
11	Percent of Class Represented by Amount in Row 9
16.4%. *The voting power of the shares beneficially owned represent 44.2% of the total outstanding voting power.
12	Type of Reporting Person OO

*	The percentage of class of securities beneficially owned by the Reporting Person is based on a total of 374,485,700 outstanding ordinary shares (being the sum of 252,412,720 Class A ordinary shares and 122,072,980 Class B ordinary shares) of the Issuer outstanding as a single class as of December 31, 2023, assuming conversion of all Class B ordinary shares into Class A ordinary shares. The percentage of voting power is calculated by dividing the voting power beneficially owned by the Reporting Person by the voting power of all of the Issuer’s outstanding Class A ordinary shares and Class B ordinary shares as a single class as of December 31, 2023. Class B ordinary shares are convertible at any time by the holder thereof into Class A ordinary shares on a one-for-one basis, whereas Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Each holder of Class A ordinary shares is entitled to one vote per share and each holder of Class B ordinary shares is entitled to 15 votes per share on all matters submitted to them for a vote.

1	Name of Reporting Person
Chaohui Chen
2	Check the Appropriate Box if a Member of a Group
(a) ☐
(b) ☒
3	SEC Use Only

4	Citizenship or Place of Organization
People’s Republic of China

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power
76,166,360
	6	Shared Voting Power
0
	7	Sole Dispositive Power
65,823,420
	8	Shared Dispositive Power
0

9	Aggregate Amount Beneficially Owned by Each Reporting Person
76,166,360
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares
☐
11	Percent of Class Represented by Amount in Row 9
20.3%. *The voting power of the shares beneficially owned represent 44.9% of the total outstanding voting power.
12	Type of Reporting Person IN

*	The percentage of class of securities beneficially owned by the Reporting Person is based on a total of 374,485,700 outstanding ordinary shares (being the sum of 252,412,720 Class A ordinary shares and 122,072,980 Class B ordinary shares) of the Issuer outstanding as a single class as of December 31, 2023, assuming conversion of all Class B ordinary shares into Class A ordinary shares. The percentage of voting power is calculated by dividing the voting power beneficially owned by the Reporting Person by the voting power of all of the Issuer’s outstanding Class A ordinary shares and Class B ordinary shares as a single class as of December 31, 2023. Class B ordinary shares are convertible at any time by the holder thereof into Class A ordinary shares on a one-for-one basis, whereas Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Each holder of Class A ordinary shares is entitled to one vote per share and each holder of Class B ordinary shares is entitled to 15 votes per share on all matters submitted to them for a vote.

1	Name of Reporting Person
AlphaGo Robot Limited
2	Check the Appropriate Box if a Member of a Group
(a) ☐
(b) ☒
3	SEC Use Only

4	Citizenship or Place of Organization
British Virgin Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power
60,726,420
	6	Shared Voting Power
0
	7	Sole Dispositive Power
60,726,420
	8	Shared Dispositive Power
0

9	Aggregate Amount Beneficially Owned by Each Reporting Person
60,726,420
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares
☐
11	Percent of Class Represented by Amount in Row 9
16.2%. *The voting power of the shares beneficially owned represent 43.7% of the total outstanding voting power.
12	Type of Reporting Person CO

*	The percentage of class of securities beneficially owned by the Reporting Person is based on a total of 374,485,700 outstanding ordinary shares (being the sum of 252,412,720 Class A ordinary shares and 122,072,980 Class B ordinary shares) of the Issuer outstanding as a single class as of December 31, 2023, assuming conversion of all Class B ordinary shares into Class A ordinary shares. The percentage of voting power is calculated by dividing the voting power beneficially owned by the Reporting Person by the voting power of all of the Issuer’s outstanding Class A ordinary shares and Class B ordinary shares as a single class as of December 31, 2023. Class B ordinary shares are convertible at any time by the holder thereof into Class A ordinary shares on a one-for-one basis, whereas Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Each holder of Class A ordinary shares is entitled to one vote per share and each holder of Class B ordinary shares is entitled to 15 votes per share on all matters submitted to them for a vote.

1	Name of Reporting Person
Bright Topaz Holding Limited
2	Check the Appropriate Box if a Member of a Group
(a) ☐
(b) ☒
3	SEC Use Only

4	Citizenship or Place of Organization
British Virgin Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power
60,726,420
	6	Shared Voting Power
0
	7	Sole Dispositive Power
60,726,420
	8	Shared Dispositive Power
0

9	Aggregate Amount Beneficially Owned by Each Reporting Person
60,726,420
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares
☐
11	Percent of Class Represented by Amount in Row 9
16.2%. *The voting power of the shares beneficially owned represent 43.7% of the total outstanding voting power.
12	Type of Reporting Person CO

*	The percentage of class of securities beneficially owned by the Reporting Person is based on a total of 374,485,700 outstanding ordinary shares (being the sum of 252,412,720 Class A ordinary shares and 122,072,980 Class B ordinary shares) of the Issuer outstanding as a single class as of December 31, 2023, assuming conversion of all Class B ordinary shares into Class A ordinary shares. The percentage of voting power is calculated by dividing the voting power beneficially owned by the Reporting Person by the voting power of all of the Issuer’s outstanding Class A ordinary shares and Class B ordinary shares as a single class as of December 31, 2023. Class B ordinary shares are convertible at any time by the holder thereof into Class A ordinary shares on a one-for-one basis, whereas Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Each holder of Class A ordinary shares is entitled to one vote per share and each holder of Class B ordinary shares is entitled to 15 votes per share on all matters submitted to them for a vote.

1	Name of Reporting Person
Harmony Peng Trust
2	Check the Appropriate Box if a Member of a Group
(a) ☐
(b) ☒
3	SEC Use Only

4	Citizenship or Place of Organization
Guernsey

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power
60,726,420
	6	Shared Voting Power
0
	7	Sole Dispositive Power
60,726,420
	8	Shared Dispositive Power
0

9	Aggregate Amount Beneficially Owned by Each Reporting Person
60,726,420
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares
☐
11	Percent of Class Represented by Amount in Row 9
16.2%. *The voting power of the shares beneficially owned represent 43.7% of the total outstanding voting power.
12	Type of Reporting Person OO

*	The percentage of class of securities beneficially owned by the Reporting Person is based on a total of 374,485,700 outstanding ordinary shares (being the sum of 252,412,720 Class A ordinary shares and 122,072,980 Class B ordinary shares) of the Issuer outstanding as a single class as of December 31, 2023, assuming conversion of all Class B ordinary shares into Class A ordinary shares. The percentage of voting power is calculated by dividing the voting power beneficially owned by the Reporting Person by the voting power of all of the Issuer’s outstanding Class A ordinary shares and Class B ordinary shares as a single class as of December 31, 2023. Class B ordinary shares are convertible at any time by the holder thereof into Class A ordinary shares on a one-for-one basis, whereas Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Each holder of Class A ordinary shares is entitled to one vote per share and each holder of Class B ordinary shares is entitled to 15 votes per share on all matters submitted to them for a vote.

1	Name of Reporting Person
Zhiping Peng
2	Check the Appropriate Box if a Member of a Group
(a) ☐
(b) ☒
3	SEC Use Only

4	Citizenship or Place of Organization
People’s Republic of China

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power
69,519,840
	6	Shared Voting Power
0
	7	Sole Dispositive Power
62,527,340
	8	Shared Dispositive Power
0

9	Aggregate Amount Beneficially Owned by Each Reporting Person
69,519,840
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares
☐
11	Percent of Class Represented by Amount in Row 9
18.5%. *The voting power of the shares beneficially owned represent 44.1% of the total outstanding voting power.
12	Type of Reporting Person IN

*	The percentage of class of securities beneficially owned by the Reporting Person is based on a total of 374,485,700 outstanding ordinary shares (being the sum of 252,412,720 Class A ordinary shares and 122,072,980 Class B ordinary shares) of the Issuer outstanding as a single class as of December 31, 2023, assuming conversion of all Class B ordinary shares into Class A ordinary shares. The percentage of voting power is calculated by dividing the voting power beneficially owned by the Reporting Person by the voting power of all of the Issuer’s outstanding Class A ordinary shares and Class B ordinary shares as a single class as of December 31, 2023. Class B ordinary shares are convertible at any time by the holder thereof into Class A ordinary shares on a one-for-one basis, whereas Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Each holder of Class A ordinary shares is entitled to one vote per share and each holder of Class B ordinary shares is entitled to 15 votes per share on all matters submitted to them for a vote.

1	Name of Reporting Person
Wen Gao
2	Check the Appropriate Box if a Member of a Group
(a) ☐
(b) ☒
3	SEC Use Only

4	Citizenship or Place of Organization
People’s Republic of China

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power
12,329,820
	6	Shared Voting Power
0
	7	Sole Dispositive Power
12,329,820
	8	Shared Dispositive Power
0

9	Aggregate Amount Beneficially Owned by Each Reporting Person
12,329,820
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares
☐
11	Percent of Class Represented by Amount in Row 9
3.3%. *The voting power of the shares beneficially owned represent 0.6% of the total outstanding voting power.
12	Type of Reporting Person IN

*	The percentage of class of securities beneficially owned by the Reporting Person is based on a total of 374,485,700 outstanding ordinary shares (being the sum of 252,412,720 Class A ordinary shares and 122,072,980 Class B ordinary shares) of the Issuer outstanding as a single class as of December 31, 2023, assuming conversion of all Class B ordinary shares into Class A ordinary shares. The percentage of voting power is calculated by dividing the voting power beneficially owned by the Reporting Person by the voting power of all of the Issuer’s outstanding Class A ordinary shares and Class B ordinary shares as a single class as of December 31, 2023. Class B ordinary shares are convertible at any time by the holder thereof into Class A ordinary shares on a one-for-one basis, whereas Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Each holder of Class A ordinary shares is entitled to one vote per share and each holder of Class B ordinary shares is entitled to 15 votes per share on all matters submitted to them for a vote.

1	Name of Reporting Person
Zhu Tan
2	Check the Appropriate Box if a Member of a Group
(a) ☐
(b) ☒
3	SEC Use Only

4	Citizenship or Place of Organization
People’s Republic of China

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power
9,239,820
	6	Shared Voting Power
0
	7	Sole Dispositive Power
9,239,820
	8	Shared Dispositive Power
0

9	Aggregate Amount Beneficially Owned by Each Reporting Person
9,239,820
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares
☐
11	Percent of Class Represented by Amount in Row 9
2.5%. *The voting power of the shares beneficially owned represent 0.4% of the total outstanding voting power.
12	Type of Reporting Person IN

*	The percentage of class of securities beneficially owned by the Reporting Person is based on a total of 374,485,700 outstanding ordinary shares (being the sum of 252,412,720 Class A ordinary shares and 122,072,980 Class B ordinary shares) of the Issuer outstanding as a single class as of December 31, 2023, assuming conversion of all Class B ordinary shares into Class A ordinary shares. The percentage of voting power is calculated by dividing the voting power beneficially owned by the Reporting Person by the voting power of all of the Issuer’s outstanding Class A ordinary shares and Class B ordinary shares as a single class as of December 31, 2023. Class B ordinary shares are convertible at any time by the holder thereof into Class A ordinary shares on a one-for-one basis, whereas Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Each holder of Class A ordinary shares is entitled to one vote per share and each holder of Class B ordinary shares is entitled to 15 votes per share on all matters submitted to them for a vote.

1	Name of Reporting Person
Zhigang Du
2	Check the Appropriate Box if a Member of a Group
(a) ☐
(b) ☒
3	SEC Use Only

4	Citizenship or Place of Organization
People’s Republic of China

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power
4,501,660
	6	Shared Voting Power
0
	7	Sole Dispositive Power
4,501,660
	8	Shared Dispositive Power
0

9	Aggregate Amount Beneficially Owned by Each Reporting Person
4,501,660
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares
☐
11	Percent of Class Represented by Amount in Row 9
1.2%. *The voting power of the shares beneficially owned represent 0.2% of the total outstanding voting power.
12	Type of Reporting Person IN

*	The percentage of class of securities beneficially owned by the Reporting Person is based on a total of 374,485,700 outstanding ordinary shares (being the sum of 252,412,720 Class A ordinary shares and 122,072,980 Class B ordinary shares) of the Issuer outstanding as a single class as of December 31, 2023, assuming conversion of all Class B ordinary shares into Class A ordinary shares. The percentage of voting power is calculated by dividing the voting power beneficially owned by the Reporting Person by the voting power of all of the Issuer’s outstanding Class A ordinary shares and Class B ordinary shares as a single class as of December 31, 2023. Class B ordinary shares are convertible at any time by the holder thereof into Class A ordinary shares on a one-for-one basis, whereas Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Each holder of Class A ordinary shares is entitled to one vote per share and each holder of Class B ordinary shares is entitled to 15 votes per share on all matters submitted to them for a vote.

1	Name of Reporting Person
Zhongqi Kuang
2	Check the Appropriate Box if a Member of a Group
(a) ☐
(b) ☒
3	SEC Use Only

4	Citizenship or Place of Organization
People’s Republic of China

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power
3,577,180
	6	Shared Voting Power
0
	7	Sole Dispositive Power
3,577,180
	8	Shared Dispositive Power
0

9	Aggregate Amount Beneficially Owned by Each Reporting Person
3,577,180
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares
☐
11	Percent of Class Represented by Amount in Row 9
1.0%. *The voting power of the shares beneficially owned represent 0.2% of the total outstanding voting power.
12	Type of Reporting Person IN

*	The percentage of class of securities beneficially owned by the Reporting Person is based on a total of 374,485,700 outstanding ordinary shares (being the sum of 252,412,720 Class A ordinary shares and 122,072,980 Class B ordinary shares) of the Issuer outstanding as a single class as of December 31, 2023, assuming conversion of all Class B ordinary shares into Class A ordinary shares. The percentage of voting power is calculated by dividing the voting power beneficially owned by the Reporting Person by the voting power of all of the Issuer’s outstanding Class A ordinary shares and Class B ordinary shares as a single class as of December 31, 2023. Class B ordinary shares are convertible at any time by the holder thereof into Class A ordinary shares on a one-for-one basis, whereas Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Each holder of Class A ordinary shares is entitled to one vote per share and each holder of Class B ordinary shares is entitled to 15 votes per share on all matters submitted to them for a vote.

1	Name of Reporting Person
Shubao Pei
2	Check the Appropriate Box if a Member of a Group
(a) ☐
(b) ☒
3	SEC Use Only

4	Citizenship or Place of Organization
People’s Republic of China

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power
4,419,040
	6	Shared Voting Power
0
	7	Sole Dispositive Power
4,419,040
	8	Shared Dispositive Power
0

9	Aggregate Amount Beneficially Owned by Each Reporting Person
4,419,040
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares
☐
11	Percent of Class Represented by Amount in Row 9
1.2%. *The voting power of the shares beneficially owned represent 0.2% of the total outstanding voting power.
12	Type of Reporting Person IN

*	The percentage of class of securities beneficially owned by the Reporting Person is based on a total of 374,485,700 outstanding ordinary shares (being the sum of 252,412,720 Class A ordinary shares and 122,072,980 Class B ordinary shares) of the Issuer outstanding as a single class as of December 31, 2023, assuming conversion of all Class B ordinary shares into Class A ordinary shares. The percentage of voting power is calculated by dividing the voting power beneficially owned by the Reporting Person by the voting power of all of the Issuer’s outstanding Class A ordinary shares and Class B ordinary shares as a single class as of December 31, 2023. Class B ordinary shares are convertible at any time by the holder thereof into Class A ordinary shares on a one-for-one basis, whereas Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Each holder of Class A ordinary shares is entitled to one vote per share and each holder of Class B ordinary shares is entitled to 15 votes per share on all matters submitted to them for a vote.

1	Name of Reporting Person
Xuesong Ren
2	Check the Appropriate Box if a Member of a Group
(a) ☐
(b) ☒
3	SEC Use Only

4	Citizenship or Place of Organization
People’s Republic of China

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power
6,341,240
	6	Shared Voting Power
0
	7	Sole Dispositive Power
6,341,240
	8	Shared Dispositive Power
0

9	Aggregate Amount Beneficially Owned by Each Reporting Person
6,341,240
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares
☐
11	Percent of Class Represented by Amount in Row 9
1.7%. *The voting power of the shares beneficially owned represent 0.3% of the total outstanding voting power.
12	Type of Reporting Person IN

*	The percentage of class of securities beneficially owned by the Reporting Person is based on a total of 374,485,700 outstanding ordinary shares (being the sum of 252,412,720 Class A ordinary shares and 122,072,980 Class B ordinary shares) of the Issuer outstanding as a single class as of December 31, 2023, assuming conversion of all Class B ordinary shares into Class A ordinary shares. The percentage of voting power is calculated by dividing the voting power beneficially owned by the Reporting Person by the voting power of all of the Issuer’s outstanding Class A ordinary shares and Class B ordinary shares as a single class as of December 31, 2023. Class B ordinary shares are convertible at any time by the holder thereof into Class A ordinary shares on a one-for-one basis, whereas Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Each holder of Class A ordinary shares is entitled to one vote per share and each holder of Class B ordinary shares is entitled to 15 votes per share on all matters submitted to them for a vote.

1	Name of Reporting Person
Yimeng Shi
2	Check the Appropriate Box if a Member of a Group
(a) ☐
(b) ☒
3	SEC Use Only

4	Citizenship or Place of Organization
People’s Republic of China

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power
3,634,260
	6	Shared Voting Power
0
	7	Sole Dispositive Power
3,634,260
	8	Shared Dispositive Power
0

9	Aggregate Amount Beneficially Owned by Each Reporting Person
3,634,260
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares
☐
11	Percent of Class Represented by Amount in Row 9
1.0%. *The voting power of the shares beneficially owned represent 0.2% of the total outstanding voting power.
12	Type of Reporting Person IN

*	The percentage of class of securities beneficially owned by the Reporting Person is based on a total of 374,485,700 outstanding ordinary shares (being the sum of 252,412,720 Class A ordinary shares and 122,072,980 Class B ordinary shares) of the Issuer outstanding as a single class as of December 31, 2023, assuming conversion of all Class B ordinary shares into Class A ordinary shares. The percentage of voting power is calculated by dividing the voting power beneficially owned by the Reporting Person by the voting power of all of the Issuer’s outstanding Class A ordinary shares and Class B ordinary shares as a single class as of December 31, 2023. Class B ordinary shares are convertible at any time by the holder thereof into Class A ordinary shares on a one-for-one basis, whereas Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Each holder of Class A ordinary shares is entitled to one vote per share and each holder of Class B ordinary shares is entitled to 15 votes per share on all matters submitted to them for a vote.

Item 1(a).	Name of Issuer:

UCLOUDLINK GROUP INC. (the “Issuer”)

Item 1(b).	Address of Issuer’s Principal Executive Offices:

Unit 2214-Rm1, 22/F, Mira Place Tower A, 132 Nathan Road, Tsim Sha Tsui, Kowloon, Hong Kong

Item 2(a).	Name of Person Filing:

MediaPlay Limited

Brilliant Topaz Holding Limited

Chen Family Evergreen Trust

Chaohui Chen

AlphaGo Robot Limited

Bright Topaz Holding Limited

Harmony Peng Trust

Zhiping Peng

Wen Gao

Zhu Tan

Zhigang Du

Zhongqi Kuang

Shubao Pei

Xuesong Ren

Yimeng Shi

(collectively, the “Reporting Persons”)

Item 2(b).	Address of Principal Business Office or, if none, Residence:

MediaPlay Limited
Luna Tower, Waterfront Drive, Road Town, Tortola VG1110, British Virgin Islands

Brilliant Topaz Holding Limited

Luna Tower, Waterfront Drive, Road Town, Tortola VG1110, British Virgin Islands

Chen Family Evergreen Trust

Cantrust (Far East) Limited as trustee

Luna Tower, Waterfront Drive, Road Town, Tortola VG1110, British Virgin Islands

Chaohui Chen

Unit 2214-Rm1, 22/F, Mira Place Tower A, 132 Nathan Road, Tsim Sha Tsui, Kowloon, Hong Kong

AlphaGo Robot Limited
Luna Tower, Waterfront Drive, Road Town, Tortola VG1110, British Virgin Islands

Bright Topaz Holding Limited

Luna Tower, Waterfront Drive, Road Town, Tortola VG1110, British Virgin Islands

Harmony Peng Trust

Cantrust (Far East) Limited as trustee

Luna Tower, Waterfront Drive, Road Town, Tortola VG1110, British Virgin Islands

Zhiping Peng

Unit 2214-Rm1, 22/F, Mira Place Tower A, 132 Nathan Road, Tsim Sha Tsui, Kowloon, Hong Kong

Wen Gao

Unit 2214-Rm1, 22/F, Mira Place Tower A, 132 Nathan Road, Tsim Sha Tsui, Kowloon, Hong Kong

Zhu Tan

Unit 2214-Rm1, 22/F, Mira Place Tower A, 132 Nathan Road, Tsim Sha Tsui, Kowloon, Hong Kong

Zhigang Du

Unit 2214-Rm1, 22/F, Mira Place Tower A, 132 Nathan Road, Tsim Sha Tsui, Kowloon, Hong Kong

Zhongqi Kuang

Unit 2214-Rm1, 22/F, Mira Place Tower A, 132 Nathan Road, Tsim Sha Tsui, Kowloon, Hong Kong

Shubao Pei

Unit 2214-Rm1, 22/F, Mira Place Tower A, 132 Nathan Road, Tsim Sha Tsui, Kowloon, Hong Kong

Xuesong Ren

14 Brackendale way, Reading, UK. RG6 1DZ

Yimeng Shi

Unit 2214-Rm1, 22/F, Mira Place Tower A, 132 Nathan Road, Tsim Sha Tsui, Kowloon, Hong Kong

Item 2(c)	Citizenship:

MediaPlay Limited – British Virgin Islands

Brilliant Topaz Holding Limited – British Virgin Islands

Chen Family Evergreen Trust – Guernsey

Chaohui Chen – People’s Republic of China

AlphaGo Robot Limited – British Virgin Islands

Bright Topaz Holding Limited – British Virgin Islands

Harmony Peng Trust – Guernsey

Zhiping Peng – People’s Republic of China

Wen Gao – People’s Republic of China

Zhu Tan – People’s Republic of China

Zhigang Du – People’s Republic of China

Zhongqi Kuang – People’s Republic of China

Shubao Pei – People’s Republic of China

Xuesong Ren – People’s Republic of China

Yimeng Shi –People’s Republic of China

Item 2(d).	Title of Class of Securities:

Ordinary shares, $0.00005 par value per share, of the Issuer

The Issuer’s ordinary shares consist of Class A ordinary shares and Class B ordinary shares. Each holder of Class A ordinary shares is entitled to one vote per share and each holder of Class B ordinary shares is entitled to 15 votes per share on all matters submitted to them for vote. Class B ordinary shares are convertible at any time by the holder thereof into Class A ordinary shares on a one-for-one basis. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.

Item 2(e).	CUSIP Number:

90354D 104

This CUSIP number applies to the American depositary shares of the Issuer, each representing ten Class A ordinary shares of the Issuer. The CUSIP number G9430A 101 has been assigned to the Class A ordinary shares of the Issuer.

Item 3.	If this statement is filed pursuant to §§ 240.13d-1(b), or 240.13d-2(b) or (c), check whether the persons filing is a:

Not applicable

Item 4.	Ownership:

The following information with respect to the ownership of the ordinary shares of par value of $0.00005 per share of Issuer by each of the Reporting Persons is provided as of December 31, 2023:

Reporting Person *	Amount beneficially owned:		Percent of class(1):	Sole power to vote or direct the vote:		Shared power to vote or to direct the vote:	Sole power to dispose or to direct the disposition of:		Shared power to dispose or to direct the disposition of:
MediaPlay Limited	61,346,560	(2)	16.4%	61,346,560	(2)	0	61,346,560	(2)	0
Brilliant Topaz Holding Limited	61,346,560	(2)	16.4%	61,346,560	(2)	0	61,346,560	(2)	0
Chen Family Evergreen Trust	61,346,560	(2)	16.4%	61,346,560	(2)	0	61,346,560	(2)	0
Chaohui Chen	76,166,360	(3)	20.3%	76,166,360	(3)	0	65,823,420	(3)	0
AlphaGo Robot Limited	60,726,420	(4)	16.2%	60,726,420	(4)	0	60,726,420	(4)	0
Bright Topaz Holding Limited	60,726,420	(4)	16.2%	60,726,420	(4)	0	60,726,420	(4)	0
Harmony Peng Trust	60,726,420	(4)	16.2%	60,726,420	(4)	0	60,726,420	(4)	0
Zhiping Peng	69,519,840	(5)	18.5%	69,519,840	(5)	0	62,527,340	(5)	0
Wen Gao	12,329,820	(6)	3.3%	12,329,820	(6)	0	12,329,820	(6)	0
Zhu Tan	9,239,820	(7)	2.5%	9,239,820	(7)	0	9,239,820	(7)	0
Zhigang Du	4,501,660	(8)	1.2%	4,501,660	(8)	0	4,501,660	(8)	0
Zhongqi Kuang	3,577,180	(9)	1.0%	3,577,180	(9)	0	3,577,180	(9)	0
Shubao Pei	4,419,040	(10)	1.2%	4,419,040	(10)	0	4,419,040	(10)	0
Xuesong Ren	6,341,240	(11)	1.7%	6,341,240	(11)	0	6,341,240	(11)	0
Yimeng Shi	3,634,260	(12)	1.0%	3,634,260	(12)	0	3,634,260	(12)	0

*	In July 2019, Issuer’s founders and certain other members of management and beneficial owners of the Issuer, including Chaohui Chen, Zhiping Peng, Wen Gao, Zhu Tan, Zhigang Du, Zhongqi Kuang, Shubao Pei, Xuesong Ren and Yimeng Shi, entered into a voting agreement, which provides that they shall reach a consensus before exercising their voting rights with respect to the Issuer’s shares. In the case of a tie, the parties to the voting agreement will vote again, and they will abide by the decision of which more than 60% of the number of parties vote in favor. The voting agreement will be terminated (i) with respect to all parties thereto, upon consent of all parties, or (ii) with respect to any party thereto, upon the time he beneficially owns less than 0.1% of the total issued and outstanding ordinary shares of the Issuer. Pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, all reporting persons listed in the table above may be deemed to be a group, and each member of such group may be deemed to beneficially own all of the ordinary shares beneficially owned by other members constituting such group. However, each of the reporting persons disclaims beneficial ownership of any shares other than the amount beneficially owned such reporting person as indicated by the table.

(1)	The percentage of class of securities beneficially owned by each of the Reporting Persons as of December 31, 2023 is based on a total of 374,485,700 outstanding ordinary shares (being the sum of 252,412,720 Class A ordinary shares and 122,072,980 Class B ordinary shares) of the Issuer outstanding as a single class as of December 31, 2023, assuming conversion of all Class B ordinary shares into Class A ordinary shares. Class B ordinary shares are convertible at any time by the holder thereof into Class A ordinary shares on a one-for-one basis, whereas Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.

(2)	Includes 61,346,560 Class B ordinary shares of the Issuer held by MediaPlay Limited, a British Virgin Islands company. MediaPlay Limited is wholly owned by Brilliant Topaz Holding Limited, a British Virgin Islands company. Brilliant Topaz Holding Limited is wholly owned by Chen Family Evergreen Trust, a trust established for the benefit of Mr. Chaohui Chen and his family. Mr. Chaohui Chen is the settlor and investment advisor of Chen Family Evergreen Trust, and has the power to direct the disposition and voting of the shares of the Issuer held by Chen Family Evergreen Trust.

(3)	Includes (i) 61,346,560 Class B ordinary shares of the Issuer held by MediaPlay Limited, (ii) 1,057,800 Class A ordinary shares of the Issuer held by Mr. Chaohui Chen, (iii) 760,000 Class A ordinary shares issuable to Mr. Chaohui Chen upon exercise of options within 60 days after December 31, 2023, (iv) 93,120 Class A ordinary shares issuable to Mr. Chaohui Chen upon vesting of restricted share units within 60 days after December 31, 2023, (v) 256,594 ADSs, representing 2,565,940 Class A ordinary shares directly held by Mr. Chaohui Chen, (vi) 10,342,940 Class A ordinary shares (including those in the form of ADS) beneficially owned by certain of our current and former employees who have granted an irrevocable voting proxy for all shares beneficially owned by them to Mr. Chaohui Chen. Our employees who hold share incentive awards under our share incentive plans have granted an irrevocable voting proxy for the shares issuable to them pursuant to the awards to Mr. Chaohui Chen, except those mentioned in item (v) of this paragraph.

(4)	Includes 60,726,420 Class B ordinary shares of the Issuer held by AlphaGo Robot Limited, a British Virgin Islands company. AlphaGo Robot Limited is wholly owned by Bright Topaz Holding Limited, a British Virgin Islands company. Bright Topaz Holding Limited is wholly owned by Harmony Peng Trust, a trust established for the benefit of Mr. Zhiping Peng and his family. Mr. Zhiping Peng is the settlor and investment advisor of Harmony Peng Trust, and has the power to direct the disposition and voting of the shares of the Issuer held by Harmony Peng Trust.

(5)	Includes (i) 60,726,420 Class B ordinary shares of the Issuer held by AlphaGo Robot Limited, (ii) 953,300 Class A ordinary shares of the Issuer held by Mr. Zhiping Peng, (iii) 760,000 Class A ordinary shares issuable to Mr. Zhiping Peng upon exercise of options within 60 days after December 31, 2023, (iv) 87,620 Class A ordinary shares issuable to Mr. Zhiping Peng upon vesting of restricted share units within 60 days after December 31, 2023, and (v) 6,992,500 Class A ordinary shares of the Issuer held by two of our beneficial owners, who have granted an irrevocable voting proxy for 6,992,500 Class A ordinary shares beneficially owned by them to Mr. Zhiping Peng, and appointed Mr. Zhiping Peng as lawful attorney-in-fact.

(6)	Includes (i) 11,889,820 Class A ordinary shares held by Talent Wits Limited, a British Virgin Islands company, (ii) 418,000 Class A ordinary shares held by Mr. Wen Gao, and (iii) 22,000 Class A ordinary shares issuable to Mr. Wen Gao upon vesting of restricted share units within 60 days after December 31, 2023. Talent Wits Limited is wholly owned by Mr. Wen Gao. The registered address of Talent Wits Limited is Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands.

(7)	Includes (i) 8,719,200 Class A ordinary shares held by Chicken Chic Limited, a British Virgin Islands company, (ii) 406,750 Class A ordinary shares held by Mr. Zhu Tan, (iii) 98,620 Class A ordinary shares issuable to Mr. Zhu Tan upon exercise of options within 60 days after December 31, 2023, and (iv) 15,250 Class A ordinary shares issuable to Mr. Zhu Tan upon vesting of restricted share units within 60 days after December 31, 2023. Chicken Chic Limited is wholly owned by Mr. Zhu Tan. The registered address of Chicken Chic Limited is Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands.

(8)	Includes (i) 3,170,620 Class A ordinary shares held by Elite Magic Cosmos Limited, a British Virgin Islands company, (ii) 584,000 Class A ordinary shares held by Mr. Zhigang Du, (iii) 715,040 Class A ordinary shares issuable to Mr. Zhigang Du upon exercise of options within 60 days after December 31, 2023, and (iv) 32,000 Class A ordinary shares issuable to Mr. Zhigang Du upon vesting of restricted share units within 60 days after December 31, 2023. Elite Magic Cosmos Limited is wholly owned by Mr. Zhigang Du. The registered address of Elite Magic Cosmos Limited is Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands.

(9)	Includes (i) 3,170,620 Class A ordinary shares held by Fairy Mind Limited, a British Virgin Islands company, (ii) 346,050 Class A ordinary shares held by Mr. Zhongqi Kuang, (iii) 15,150 Class A ordinary shares issuable to Mr. Zhongqi Kuang upon vesting of restricted share units within 60 days after December 31, 2023, and (iv) 4,536 ADSs, representing 45,360 Class A ordinary shares directly held by Mr. Zhongqi Kuang. Fairy Mind Limited is wholly owned by Mr. Zhongqi Kuang. The registered address of Fairy Mind Limited is Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands.

(10)	Includes (i) 3,170,620 Class A ordinary shares held by Fair Technology Limited, a British Virgin Islands company, (ii) 598,000 Class A ordinary shares held by Mr. Shubao Pei, (iii) 616,420 Class A ordinary shares issuable to Mr. Shubao Pei upon exercise of options within 60 days after December 31, 2023, and (iv) 34,000 Class A ordinary shares issuable to Mr. Shubao Pei upon vesting of restricted share units within 60 days after December 31, 2023. Fair Technology Limited is wholly owned by Mr. Shubao Pei. The registered address of Fair Technology Limited is Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands.

(11)	Includes 6,341,240 Class A ordinary shares held by Fortune Technology Limited, a British Virgin Islands company. Fortune Technology Limited is wholly owned by Mr. Xuesong Ren. The registered address of Fortune Technology Limited is Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands.

(12)	Includes (i) 585,340 Class A ordinary shares held by Vision Technology Limited, a British Virgin Islands company, (ii) 693,550 Class A ordinary shares held by Mr. Yimeng Shi, (iii) 2,280,000 Class A ordinary shares issuable to Mr. Yimeng Shi upon exercise of options within 60 days after December 31, 2023, and (iv) 75,370 Class A ordinary shares issuable to Mr. Yimeng Shi upon vesting of restricted share units within 60 days after December 31, 2023. Vision Technology Limited is wholly owned by Mr. Yimeng Shi. The registered address of Vision Technology Limited is Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands.

Item 5.	Ownership of Five Percent or Less of a Class:

Not applicable

Item 6.	Ownership of More than Five Percent on Behalf of Another Person:

Not applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Controlling Person:

Not applicable

Item 8.	Identification and Classification of Members of the Group:

Not applicable

Item 9.	Notice of Dissolution of Group:

Not applicable

Item 10.	Certifications:

Not applicable

LIST OF EXHIBITS

Exhibit No.	Description
A	Joint Filing Agreement

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 5, 2024

MediaPlay Limited

By:	/s/ Chaohui Chen
Name:	Chaohui Chen
Title:	Director

Brilliant Topaz Holding Limited

By:	/s/ Susan Palmer and Joanne Turnbull
Name:	Susan Palmer and Joanne Turnbull
Title:	Authorized Signatories
For and on behalf of Rustem Limited
Director

Chen Family Evergreen Trust

By:	/s/ Susan Palmer and Joanne Turnbull
Name:	Susan Palmer and Joanne Turnbull
Title:	Authorized Signatories
For and on behalf of
Cantrust (Far East) Limited
Trustee

Chaohui Chen

/s/ Chaohui Chen

AlphaGo Robot Limited

By:	/s/ Zhiping Peng
Name:	Zhiping Peng
Title:	Director

Bright Topaz Holding Limited

By:	/s/ Susan Palmer and Joanne Turnbull
Name:	Susan Palmer and Joanne Turnbull
Title:	Authorized Signatories
For and on behalf of Rustem Limited
Director

Harmony Peng Trust

By:	/s/ Susan Palmer and Joanne Turnbull
Name:	Susan Palmer and Joanne Turnbull
Title:	Authorized Signatories
For and on behalf of
Cantrust (Far East) Limited
Trustee

Zhiping Peng

/s/ Zhiping Peng

Wen Gao

/s/ Wen Gao

Zhu Tan

/s/ Zhu Tan

Zhigang Du

/s/ Zhigang Du

Zhongqi Kuang

/s/ Zhongqi Kuang

Shubao Pei

/s/ Shubao Pei

Xuesong Ren

/s/ Xuesong Ren

Yimeng Shi

/s/ Yimeng Shi

EXHIBIT A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the ordinary shares, par value of $0.00005 per share, of UCLOUDLINK GROUP INC., a Cayman Islands company, and that this Agreement may be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of February 5, 2024.

MediaPlay Limited

By:	/s/ Chaohui Chen
Name:	Chaohui Chen
Title:	Director

Brilliant Topaz Holding Limited

By:	/s/ Susan Palmer and Joanne Turnbull
Name:	Susan Palmer and Joanne Turnbull
Title:	Authorized Signatories
For and on behalf of Rustem Limited
Director

Chen Family Evergreen Trust

By:	/s/ Susan Palmer and Joanne Turnbull
Name:	Susan Palmer and Joanne Turnbull
Title:	Authorized Signatories
For and on behalf of
Cantrust (Far East) Limited
Trustee

Chaohui Chen

/s/ Chaohui Chen

AlphaGo Robot Limited

By:	/s/ Zhiping Peng
Name:	Zhiping Peng
Title:	Director

Bright Topaz Holding Limited

By:	/s/ Susan Palmer and Joanne Turnbull
Name:	Susan Palmer and Joanne Turnbull
Title:	Authorized Signatories
For and on behalf of Rustem Limited
Director

Harmony Peng Trust

By:	/s/ Susan Palmer and Joanne Turnbull
Name:	Susan Palmer and Joanne Turnbull
Title:	Authorized Signatories
For and on behalf of
Cantrust (Far East) Limited
Trustee

Zhiping Peng

/s/ Zhiping Peng

Wen Gao

/s/ Wen Gao

Zhu Tan

/s/ Zhu Tan

Zhigang Du

/s/ Zhigang Du

Zhongqi Kuang

/s/ Zhongqi Kuang

Shubao Pei

/s/ Shubao Pei

Xuesong Ren

/s/ Xuesong Ren

Yimeng Shi

/s/ Yimeng Shi